In conjunction with a change in the Company's management structure, the financial results of the Company’s Zipcar operations outside of North America will now be reported in the Company’s International segment, rather than in the Company’s North America segment. In addition, the Company has revised its definition of Adjusted EBITDA to exclude restructuring expense, to be consistent with the manner in which management assesses performance and allocates resources. Adjusted EBITDA represents income before non-vehicle related depreciation and amortization, any impairment charge, restructuring expense, early extinguishment of debt costs, transaction-related costs, non-vehicle related interest and income taxes. The Company's consolidated results for the year ended December 31, 2013 are not affected by such changes. The table below illustrates the impact of these changes to Revenue and Adjusted EBITDA for 2013.

Avis Budget Group, Inc.
Segment Results
For the Year Ended December 31, 2013
($ in millions)

	As Previously Reported
	Revenue					Adjusted EBITDA
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
North America	$1,100	$1,292	$1,513	$1,178	$5,083	$90	$114	$223	$73	$500
International	515	608	773	586	2,481	14	53	144	29	240
Truck Rental	76	102	109	85	373	(9)	8	13	3	15
Corporate and Other	—	—	—	—	—	(12)	(11)	(11)	(13)	(47)
Total	1,691	2,002	2,395	1,849	7,937	83	164	369	92	708

	Adjustments for Segment Reclassification
	Revenue					Adjusted EBITDA
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
North America	$(2)	$(13)	$(13)	$(13)	$(41)	$—	$1	$—	$—	$1
International	2	13	13	13	41	—	(1)	—	—	(1)
Truck Rental	—	—	—	—	—	—	—	—	—	—
Corporate and Other	—	—	—	—	—	—	—	—	—	—
Total	—	—	—	—	—	—	—	—	—	—

	Adjustments to Exclude Restructuring Expense from Adjusted EBITDA Definition
	Revenue					Adjusted EBITDA
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
North America	$—	$—	$—	$—	$—	$3	$—	$3	$1	$7
International	—	—	—	—	—	3	6	5	19	33
Truck Rental	—	—	—	—	—	4	9	6	2	21
Corporate and Other	—	—	—	—	—	—	—	—	—	—
Total	—	—	—	—	—	10	15	14	22	61

	As Adjusted
	Revenue					Adjusted EBITDA (a)
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
North America	$1,098	$1,279	$1,500	$1,165	$5,042	$93	$115	$226	$74	$508
International	517	621	786	599	2,522	17	58	149	48	272
Truck Rental	76	102	109	85	373	(5)	17	19	5	36
Corporate and Other	—	—	—	—	—	(12)	(11)	(11)	(13)	(47)
Total	$1,691	$2,002	$2,395	$1,849	$7,937	$93	$179	$383	$114	$769
__________
The sum of the quarters does not necessarily equal the full year due to rounding.

(a)The following table reconciles Adjusted EBITDA to Income (loss) before taxes.

Reconciliation of Adjusted EBITDA to Income (loss) before Income Taxes
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Adjusted EBITDA	$93	$179	$383	$114	$769
Less: Non-vehicle related depreciation and amortization	34	37	39	42	152
Interest expense related to corporate debt, net	58	55	57	58	228
Early extinguishment of debt	40	91	—	16	147
Transaction-related costs	8	19	10	14	51
Impairment	—	—	33	—	33
Restructuring expense	10	15	14	22	61
Income (loss) before income taxes	$(57)	$(38)	$230	$(38)	$97

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